Exhibit 99.1

National Beverage Corp. Declares Special Cash Dividend . . . Again!

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--December 18, 2009--National Beverage Corp. (NASDAQ: FIZZ) today announced that its Board of Directors has declared a special cash dividend of $1.35 per share on approximately 46.1 million outstanding shares. The dividend will be paid on or before January 22, 2010 to shareholders of record – as of the close of business on January 6, 2010. The FIZZ common stock will trade ex-dividend on January 4, 2010.

“This cash distribution reflects our Board’s diligence in its commitment to our shareholders. While the current mantra that Cash is King – is not without merit . . . excess cash (in this economy) is truly a bad investment and should be – ‘Put to Work’! What better way to maximize its value – than to ‘pay back’ our loyal shareholders the debt of gratitude for their investing in our Company,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“A spark will light a fire – so does a psychological ‘lift’ ignite – good thoughts and, hopefully, confidence! If more good thoughts provoked confidence in our lives – our work – our America – just maybe . . . renewed enthusiasm would breed job creation and that would ultimately put our America on a healthy – fiscal course again,” continued Caporella.

“No Board or management team worth their salt, would distribute cash in these times – without profound deliberation. Our balance sheet, credit lines, earnings and future plans have made the Board’s decision a very sound one! For certain – we cannot think of a better way to bring this 2009 to a close and give 2010 a ‘kick in the butt start’ – than to give our shareholders this holiday cash payment.”

“Our Board, our Team National and our families – want to wish all of you a Happy Holiday and sincerely . . . a more Hopeful New Year!” concluded Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products including – energy drinks, fortified powders - SuppleNutrients, functionally enhanced juices and waters – are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
National Beverage Corp.
Grace Keene, Office of the Chairman, 877-NBC-FIZZ